Exhibit 99.1

Hercules Technology Growth Capital Announces Record Year of Over $630.0 Million of Commitments in 2011: Provides Portfolio Update for Fourth Quarter 2011

  Closed approximately $630.0 million in Commitments in 2011, up 20% Year-over-Year
  Closed approximately $165.0 million in Commitments to new and existing portfolio companies in the Fourth Quarter
  Entered into an agreement to acquire Facebook, Inc. equity of approximately $9.6 million, subject to certain closing conditions

PALO ALTO, Calif.--(BUSINESS WIRE)--January 17, 2012--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC) (“Hercules”), the leading specialty finance company addressing the capital needs of technology-related venture capital and private equity-backed companies, including cleantech, life sciences and technology companies, today announced its fourth quarter 2011 portfolio update.

New Originations in the Fourth Quarter of 2011

Facebook Equity Investment

In the fourth quarter, Hercules entered into an agreement to acquire approximately $9.6 million through a secondary marketplace in Facebook, Inc., the social networking company, on December 13, 2011 and December 20, 2011 for an aggregate of 307,500 shares at an average price of $31.08 per share. The investments are subject to certain closing conditions and a right of first refusal by Facebook, Inc. which expires thirty days after the date of investment. As a result, there is no assurance that the investment in Facebook, Inc. will close in a timely fashion or at all.

New Loan Originations in the Fourth Quarter of 2011

In the fourth quarter, Hercules originated loan commitments of approximately $165.0 million to new and existing portfolio companies. Hercules new investments include:

  $500,000 commitment to AHHHA, Inc., a social ideation platform designed to leverage ideas from concept into a real-world product, service or company.
  $15.0 million commitment to Blurb, Inc., a creative publishing and marketing platform.
  $20.0 million commitment to Cempra Pharmaceuticals, Inc., a clinical-stage pharmaceutical company focused on developing antibacterials. On October 12, 2011, Cempra Holdings, LLC (“Cempra”) filed its S-1 registration statement with the Securities and Exchange Commission in anticipation of its contemplated initial public offering. There can be no assurances that Cempra will complete its IPO in a timely manner or at all.
  $20.0 million commitment to Concert Pharmaceuticals, Inc., a clinical stage biotechnology company focused on creating differentiated small molecule drugs.
  $3.0 million commitment to Integrated Photovoltaics, Inc., a company producing solar-power solutions through silicon photovoltaic technology.
  $9.2 million commitment to MedCall, LLC, a provider of on-call pharmacy services.
  $10.0 million commitment to Navidea Biopharmaceuticals, Inc. (NYSE Amex: NAVB), a biomedical company focused on the development and commercialization of precision diagnostic and radiopharmaceutical agents.
  $20.0 million commitment to NextWave Pharmaceuticals Inc., an emerging pharmaceutical company focused on the development and commercialization of products for the treatment of ADHD and related CNS disorders.
  $11.0 million commitment to Scientific Conservation, Inc., a provider of a cloud-based energy management platform for building owners and operators.
  $600,000 commitment to Tada Innovations, Inc., an interactive online website operated by Shopzilla.com.
  $21.0 million commitment to Westwood One, Inc. (NASDAQ: WWON), a provider of network radio programming. On October 21, 2011, Westwood One announced the consummation of a merger transaction, by and among Westwood, Radio Network Holdings, LLC, and Verge Media Companies, Inc. Westwood One, Inc. was renamed Dial Global, Inc. on December 12, 2011.
  In addition, over $35.0 million in loan commitments were provided to existing portfolio companies.

2011 Total Commitments

In 2011, Hercules closed total loan commitments of approximately $630.0 million, an increase of over 20% from 2010.

Inception Through Year-End 2011 Total Commitments

Since its inception through December 31, 2011, Hercules has extended debt and equity commitments to portfolio companies totaling approximately $2.7 billion to over 190 companies.

Liquidity Events and Current Companies in IPO Registration

In the fourth quarter of 2011, Covidien plc (NYSE: COV) announced its acquisition of Hercules’ portfolio company, BARRX Medical for an aggregate consideration of approximately $325.0 million, net of cash and short-term investments. The transaction closed on January 5, 2012.

As of January 17th, 2012, Hercules had warrant positions in over 104 different technology-related companies, nine (9) of which have Form S-1 registration statements filed with the Securities and Exchange Commission in anticipation of completing a potential initial public offering or IPO. However, there can be no assurances that any of these companies will complete their respective IPO in a timely manner or at all.

1. Annies, Inc.	6. Merrimack Pharmaceuticals, Inc.
2. BrightSource Energy, Inc.	7. NEXX Systems, Inc.
3. Cempra Holdings, LLC	8. Reply!, Inc.
4. Enphase Energy, Inc.	9. WageWorks, Inc.
5. Intelepeer, Inc.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital (NASDAQ: HTGC), is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since inception, Hercules has committed more than $2.7 billion to over 190 companies and is the lender of choice for entrepreneurs, venture capital and private equity firms seeking ideal, customized growth capital financing at all stages of a company’s development to accelerate business growth and reach the next critical milestone.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Schwartz MSL
Merrill Freund or Britt Gottlieb, 415-512-0770
hercules@schwartzmsl.com
or
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com